UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 22, 2016

SIENTRA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36709	20-5551000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 South Fairview Avenue, Suite 200

Santa Barbara, CA 93117

(Address of Principal Executive Offices and Zip Code)

(805) 562-3500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Executive Employment Agreements

On September 22, 2016, Sientra, Inc. (the “Company”) entered into amended and restated employment agreements with Charles Huiner, the Company’s Chief Operating Officer, Senior Vice President of Corporate Development and Strategy, and Mathew Pigeon, the Company’s Chief Financial Officer, Senior Vice President and Treasurer, respectively (the “Amended Employment Agreements”) to provide for the following changes from such executive’s existing employment arrangement:

1.              Increase in Severance Benefits upon a Termination Without Cause.  In the event such executive’s employment with the Company is terminated by the Company without Cause (as defined in the Amended Employment Agreements), then the Company will pay such executive an amount equal to (i) twelve months of such executive’s then-current base salary paid in equal installments on the Company’s normal payroll schedule over the twelve month period immediately following the date of separation from service, and (ii) a lump sum payment equal to the pro-rata portion, if any, of the then-current performance bonus earned as of the date of separation from service as measured by both Company and individual performance.  As previously reported, the previous employment severance arrangements upon a termination without Cause provided only for nine months of then-current base salary.

The remaining material terms of the executives’ existing employment arrangements remain unchanged as a result of the Amended Employment Agreements.  The foregoing is only a brief description of the material terms of the Amended Employment Agreements, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Amended Employment Agreements. The Company intends to file a copy of the Amended Employment Agreements as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

SIENTRA, INC.

Dated: September 23, 2016	By:	/s/ Jeffrey Nugent
Jeffrey Nugent
Chairman of the Board and Chief Executive Officer

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